Exhibit 99.1
FOR IMMEDIATE RELEASE

Jackson Announces First Quarter 2023 Results

LANSING, Mich. — May 9, 2023 — Jackson Financial Inc. (NYSE: JXN) (Jackson®) today announced financial results for the first quarter ended March 31, 2023.

Key Highlights

▪Net income (loss) attributable to Jackson Financial Inc. of $(1,497) million, or $(18.11) per diluted share, including the net impact of market risk benefits and hedging results
▪Adjusted operating earnings1 of $271 million, or $3.15 per diluted share, down 28% from the first quarter of 2022 reflecting the decline in annuity account values and higher interest crediting rates on variable annuity fixed rate options in the first quarter of 2023
▪Returned $124 million to common shareholders in the first quarter through $70 million of share repurchases and $54 million in dividends; on pace to achieve 2023 capital return target of $450-550 million
▪First quarter 2023 registered index-linked annuity (RILA) sales of $533 million, up from $199 million in the first quarter of 2022
▪Total annuity account value of $219 billion decreased 10% from the first quarter of 2022, driven largely by lower equity markets over the 12-month period. Compared to fourth quarter 2022, total annuity account value increased 4% due primarily to higher equity markets in the current quarter.
▪Estimated Risk Based Capital (RBC) ratio at Jackson National Life Insurance Company was within our target range of 425-500% as of the end of the first quarter of 2023, including the impact of first quarter distributions from Jackson National Life of $600 million
▪Successful issuance of preferred stock in the first quarter, raising $533 million of net proceeds
▪Cash and highly liquid securities at the holding company remained robust at more than $1.5 billion at the end of the first quarter, significantly above Jackson’s 2023 targeted minimum liquidity buffer of 2x annual holding company expenses

Laura Prieskorn, President and Chief Executive Officer of Jackson, stated, “We are pleased with the performance of Jackson’s business throughout the first quarter of 2023, which keeps us on track with our strategic and operational goals amid ongoing market volatility. In line with our commitments, we returned $124 million to common shareholders through dividends and share buybacks over the first three months of the year, giving us a strong start toward our 2023 capital return target of $450-550 million. We also retained significant financial flexibility with an estimated operating company RBC ratio within our target range and over $1.5 billion of liquidity at the holding company. We continue to be confident in our ability to achieve our 2023 key financial targets and to create value for shareholders over the long-term.”

Consolidated First Quarter 2023 Results

The company reported net income (loss) attributable to Jackson Financial Inc. of $(1,497) million, or $(18.11) per diluted share for the three months ended March 31, 2023, compared to $2,194 million, or $24.39 per diluted share for the three months ended March 31, 2022. The current quarter net loss primarily reflects a larger net
1 For the reconciliation of non-GAAP measures to the most comparable GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.

hedging loss compared to the prior year’s first quarter, driven by higher freestanding derivative losses resulting from comparatively stronger equity market returns in the current quarter, as well as smaller gains on market risk benefits resulting from comparatively unfavorable interest rate movements in the current quarter. The change in the reported fair value of derivatives is not expected to match the change in hedged liabilities on a U.S. GAAP basis period-to-period, which can result in net income volatility. We believe adjusted operating earnings better represent the underlying performance of our business as the figure excludes, among other things, changes in fair value of derivative instruments and market risk benefits tied to market volatility. Additionally, net income in the first quarter reflects a $366 million loss from business reinsured to third parties, while the prior year’s first quarter included a gain of $1,288 million. These figures include the gain/loss on a funds withheld reinsurance treaty and the related net investment income, which do not impact our statutory capital or free cash flow and can be volatile quarter to quarter.

Adjusted operating earnings for the three months ended March 31, 2023 were $271 million, or $3.15 per diluted share, compared to $377 million or $4.19 per diluted share for the three months ended March 31, 2022. The decline in adjusted operating earnings was primarily the result of lower annuity account values driven by lower equity markets over the twelve month period, lower spread income from resetting interest crediting rates on variable annuity fixed rate options in the first quarter of 2023, and a loss on operating derivatives compared to a gain in the prior quarter due to higher short-term interest rates. These were partially offset by improved mortality in closed block life, lower asset based expenses, and higher net investment income.

First quarter adjusted operating earnings included a negative impact of $20 million from underperformance of private equity and other limited partnership returns relative to a 10% annualized return assumption. This same item resulted in a benefit of $36 million in the first quarter of 2022.

Total common shareholders’ equity was $8.1 billion or $95.70 per diluted share as of March 31, 2023, down from $8.6 billion or $100.56 per diluted share as of year-end 2022. Adjusted book value attributed to common shareholders2 was $8.6 billion or $101.32 per diluted share as of March 31, 2023, down from $9.9 billion or $115.36 per diluted share as of year-end 2022. The decrease was primarily the result of non-operating hedging losses partially offset by adjusted operating earnings of $271 million during the first quarter of 2023.

Segment Results – Pretax Adjusted Operating Earnings2

	Three Months Ended
(in millions)	March 31, 2023	March 31, 2022
Retail Annuities	$356	$425
Institutional Products	9	23
Closed Life and Annuity Blocks	(20)	(9)
Corporate and Other	(43)	6
Total[3]	$302	$445

Retail Annuities

Retail Annuities reported pretax adjusted operating earnings of $356 million in the first quarter of 2023 compared to $425 million in the first quarter of 2022. The current quarter was impacted by lower annuity account values driven by lower equity markets over the twelve month period, lower spread income from resetting interest crediting rates on variable annuity fixed rate options in the first quarter of 2023, and a loss on operating derivatives compared to a gain in the prior quarter. These were partially offset by lower asset based expenses, lower policy benefits, and higher net investment income.
2 For the reconciliation of non-GAAP measures to the most comparable GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.
3 See reconciliation of Net Income to Total pretax adjusted operating earnings in the Appendix to this release

Total annuity sales of $3.1 billion in the current quarter were down 35% from the first quarter of 2022. Variable annuity sales were down 46% compared to the first quarter of 2022, primarily due to the decline and volatility in equity markets and shifting consumer preferences in a higher interest rate environment. The current quarter also included $533 million of sales of RILA products, up from $199 million in the first quarter of 2022. Fixed and fixed indexed annuity sales in the current quarter totaled $133 million, up from $23 million in the first quarter of 2022. In total, annuity sales without lifetime benefit guarantees represented 43% of total annuity sales, up from 33% in the first quarter of 2022.

Institutional Products

Institutional Products reported pretax adjusted operating earnings of $9 million in the first quarter of 2023 compared to $23 million in the first quarter of 2022. The current quarter was down from the prior year quarter due to higher interest credited and a higher loss on operating derivatives, which were partially offset by higher net investment income. Total sales for the current quarter were $649 million. Net flows totaled $(391) million in the current quarter, and total account value of $8.7 billion was down from $9.2 billion in the first quarter of 2022.

Closed Life and Annuity Blocks

Closed Life and Annuity Blocks reported a pretax adjusted operating loss of $(20) million in the first quarter of 2023 compared to $(9) million in the first quarter of 2022. The current quarter was impacted by lower income on operating derivatives and lower net investment income, partially offset by improved mortality.

Corporate and Other

Corporate and Other reported a pretax adjusted operating loss of $(43) million in the first quarter of 2023 compared to income of $6 million in the first quarter of 2022. The change was due to higher interest and operating expenses, lower income on operating derivatives, and lower net investment income.

Capitalization and Liquidity

(Unaudited, in billions)	March 31, 2023	December 31, 2022
Statutory Total Adjusted Capital (TAC) Jackson National Life Insurance Company	$4.7	$7.0

Statutory TAC at Jackson National Life Insurance Company (JNLIC) was $4.7 billion as of the current quarter, down from $7.0 billion as of year-end 2022. TAC decreased primarily due to hedging losses as reserve releases were limited by the cash surrender value floor, the impact of the distribution from the operating company of $600 million, and additional tax impacts including DTA admissibility limits.

The negative impact from the reduction in TAC was partially offset by a decline in company action level (CAL) required capital, due primarily to higher equity markets and the update to the mean reversion parameter effective in the first quarter of 2023. The estimated RBC ratio as of first quarter 2023 was within our 425-500% target range.

Cash and liquid assets at the holding company totaled over $1.5 billion as of March 31, 2023, which was above our targeted minimum liquidity buffer of 2x annual holding company expenses. The holding company liquidity includes proceeds from our preferred equity issuance in the first quarter of 2023, which helped to effectively prefund our $600 million senior debt maturity in November of 2023 that we expect to pay off at that time.

Earnings Conference Call

Jackson will host a conference call Wednesday, May 10, 2023, at 9 a.m. ET to review the first quarter results. The live webcast is open to the public and can be accessed at https://investors.jackson.com. A replay will be available following the call.

To register for the webcast, click here.

FORWARD-LOOKING STATEMENTS

The information in this press release contains forward-looking statements about future events and circumstances and their effects upon revenues, expenses and business opportunities. Generally speaking, any statement in this release not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking or conditional words, such as “could,” “should,” “can,” “continue,” “estimate,” “forecast,” “intend,” “look,” “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “remain,” “confident” and “commit” or similar expressions. In particular, statements regarding plans, strategies, prospects, targets and expectations regarding the business and industry are forward-looking statements. They reflect expectations, are not guarantees of performance and speak only as of the dates the statements are made. We caution investors that these forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, expressed or implied. Factors that could cause actual results to differ materially from those in the forward-looking statements include those reflected in Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 1, 2023, (the "2022 Annual Report") and elsewhere in the Company’s reports filed with the U.S. Securities and Exchange Commission. Except as required by law, Jackson Financial Inc. does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements.

Certain financial data included in this release consists of non-GAAP (Generally Accepted Accounting Principles) financial measures. These non-GAAP financial measures may not be comparable to similarly titled measures presented by other entities, nor should they be construed as an alternative to other financial measures determined in accordance with U.S. GAAP. Although the Company believes these non-GAAP financial measures provide useful information to investors in measuring the financial performance and condition of its business, investors are cautioned not to place undue reliance on any non-GAAP financial measures and ratios included in this release. A reconciliation of the non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure can be found in the “Non-GAAP Financial Measures” Appendix of this release.

Certain financial data included in this release consists of statutory accounting principles (“statutory”) financial measures, including “total adjusted capital.” These statutory financial measures are included in or derived from the Jackson National Life Insurance Company annual and/or quarterly statements filed with the Michigan Department of Insurance and Financial Services and available in the investor relations section of the Company’s website at investors.jackson.com/financials/statutory-filings.

ABOUT JACKSON
Jackson® (NYSE: JXN) is committed to helping clarify the complexity of retirement planning—for financial professionals and their clients. Through our range of annuity products, financial know-how, history of award-winning service* and streamlined experiences, we strive to reduce the confusion that complicates retirement planning. We take a balanced, long-term approach to responsibly serving all our stakeholders, including customers, shareholders, distribution partners, employees, regulators and community partners. We believe by providing clarity for all today, we can help drive better outcomes for tomorrow. For more information, visit www.jackson.com.

Visit investors.jackson.com to view information regarding Jackson Financial Inc., including a supplement regarding the First Quarter 2023 results. We use this website as a primary channel for disclosing key information to our investors, some of which may contain material and previously non-public information.

*SQM (Service Quality Measurement Group) Contact Center Awards Program for 2004 and 2006-2022, for the financial services industry (To achieve world-class certification, 80% or more of call-center customers surveyed must have rated their experience as very satisfied, the highest rating possible).

Jackson® is the marketing name for Jackson Financial Inc., Jackson National Life Insurance Company® (Home Office: Lansing,

Michigan) and Jackson National Life Insurance Company of New York® (Home Office: Purchase, New York).

Investor Relations Contacts:
Liz Werner
elizabeth.werner@jackson.com

Andrew Campbell
andrew.campbell@jackson.com

Media Contact:
Patrick Rich
patrick.rich@jackson.com

APPENDIX

Non-GAAP Financial Measures

In addition to presenting our results of operations and financial condition in accordance with GAAP, we use and report selected non-GAAP financial measures. Management believes the use of these non-GAAP financial measures, together with relevant GAAP financial measures, provides a better understanding of our results of operations, financial condition and the underlying performance drivers of our business. These non-GAAP financial measures should be considered supplementary to our results of operations and financial condition that are presented in accordance with GAAP and should not be viewed as a substitute for the GAAP financial measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.

Adjusted Operating Earnings

Adjusted Operating Earnings is an after-tax non-GAAP financial measure, which we believe should be used to evaluate our financial performance on a consolidated basis by excluding certain items that may be highly variable from period to period due to accounting treatment under GAAP or that are non-recurring in nature, as well as certain other revenues and expenses that we do not view as driving our underlying performance. Adjusted Operating Earnings should not be used as a substitute for net income as calculated in accordance with GAAP. However, we believe the adjustments to net income are useful for gaining an understanding of our overall results of operations.

For additional detail on the excluded items, please refer to the supplement regarding the first quarter ended March 31, 2023, posted on our website, https://investors.jackson.com.

The following is a reconciliation of Adjusted Operating Earnings to net income (loss) attributable to Jackson Financial Inc. (Jackson), the most comparable GAAP measure.

GAAP Net Income (Loss) to Adjusted Operating Earnings

	Three Months Ended
(in millions)	March 31, 2023	March 31, 2022
Net income (loss) attributable to Jackson Financial Inc.	$(1,497)	$2,194
Income tax expense (benefit)	(558)	388
Pretax income (loss) attributable to Jackson Financial Inc.	(2,055)	2,582
Non-operating adjustments – (income) loss:
Guaranteed benefits and hedging results:
Fees attributed to guaranteed benefit reserves	(780)	(764)
Net movement in freestanding derivatives	2,512	1,476
Market risk benefits gains (losses), net	(174)	(1,907)
Net reserve and embedded derivative movements	189	40
Amortization of DAC associated with non-operating items at date of transition to LDTI	153	173
Total guaranteed benefits and hedging results	1,900	(982)
Net realized investment (gains) losses	68	130
Net realized investment (gains) losses on funds withheld assets	673	(1,028)
Net investment income on funds withheld assets	(307)	(260)
Other items	23	3
Total non-operating adjustments	2,357	(2,137)
Pretax Adjusted Operating Earnings	302	445
Operating income taxes	31	68
Adjusted Operating Earnings	$271	$377

Weighted Average diluted shares outstanding	86,082,970	89,959,862
Net income (loss) per diluted share	$(18.11)	$24.39
Adjusted Operating Earnings per diluted share	$3.15	$4.19

Adjusted Book Value Attributable to Common Shareholders

Adjusted Book Value Attributable to Common Shareholders excludes Preferred Stock and Accumulated Other Comprehensive Income (Loss) ("AOCI") attributable to Jackson Financial Inc ("JFI"). AOCI attributable to JFI excludes AOCI arising from investments held within the funds withheld account related to the Athene Reinsurance Transaction. We exclude AOCI attributable to JFI from Adjusted Book Value Attributable to Common Shareholders because our invested assets are generally invested to closely match the duration of our liabilities, which are longer duration in nature, and therefore we believe period-to-period fair market value fluctuations in AOCI to be inconsistent with this objective. We believe excluding AOCI attributable to JFI is more useful to investors in analyzing trends in our business.

(in millions)	March 31, 2023	December 31, 2022
Total shareholders’ equity	$8,638	$8,646
Less: Preferred equity	533	—
Total common shareholders’ equity	8,105	8,646
Adjustments to total common shareholders’ equity:
Exclude Accumulated Other Comprehensive (Income) Loss attributable to Jackson Financial Inc.	476	1,272
Adjusted Book Value Attributable to Common Shareholders	$8,581	$9,918

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2023	2022
(in millions, except per share data)
Assets
Investments:
Debt Securities, available-for-sale, net of allowance for credit losses of $29 and $23 at March 31, 2023 and December 31, 2022, respectively (amortized cost: 2023 $49,026; 2022 $48,798)	$43,774	$42,489
Debt Securities, at fair value under fair value option	2,255	2,173
Debt Securities, trading, at fair value	101	100
Equity securities, at fair value	225	393
Mortgage loans, net of allowance for credit losses of $146 and $95 at March 31, 2023 and December 31, 2022, respectively	10,911	10,967
Mortgage loans, at fair value under fair value option	480	582
Policy loans (including $3,427 and $3,419 at fair value under the fair value option at March 31, 2023 and December 31, 2022, respectively)	4,377	4,377
Freestanding derivative instruments	1,051	1,270
Other invested assets	3,711	3,595
Total investments	66,885	65,946
Cash and cash equivalents	1,779	4,298
Accrued investment income	497	514
Deferred acquisition costs	12,760	12,923
Reinsurance recoverable, net of allowance for credit losses of $15 and $15 at March 31, 2023 and December 31, 2022, respectively	28,078	29,046
Reinsurance recoverable on market risk benefits, at fair value	238	221
Market risk benefit assets, at fair value	5,204	4,865
Deferred income taxes, net	755	320
Other assets	902	944
Separate account assets	204,366	195,906
Total assets	$321,464	$314,983

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2023	2022
(in millions, except share and per share data)
Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$12,369	$12,318
Other contract holder funds	57,094	58,190
Market risk benefit liabilities, at fair value	5,560	5,662
Funds withheld payable under reinsurance treaties (including $3,591 and $3,582 at fair value under the fair value option at March 31, 2023 and December 31, 2022, respectively)	22,254	22,957
Long-term debt	2,632	2,635
Repurchase agreements and securities lending payable	1,124	1,048
Collateral payable for derivative instruments	545	689
Freestanding derivative instruments	1,510	2,065
Notes issued by consolidated variable interest entities, at fair value under fair value option	2,016	1,732
Other liabilities	2,527	2,403
Separate account liabilities	204,366	195,906
Total liabilities	311,997	305,605

Equity
Series A non-cumulative preferred stock and additional paid in capital, $1 par value per share: 24,000 shares authorized; shares issued: 2023 - 22,000; liquidation preference $25,000 per share	533	—
Common stock; 1,000,000,000 shares authorized, $0.01 par value per share and 81,044,318 and 82,690,098 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	1	1
Additional paid-in capital	6,070	6,063
Treasury stock, at cost; 13,431,514 and 11,784,813 shares at March 31, 2023 and December 31, 2022, respectively	(510)	(443)
Accumulated other comprehensive income (loss), net of tax expense (benefit) of $52 and $(66) at March 31, 2023 and December 31, 2022, respectively	(2,308)	(3,378)
Retained earnings	4,852	6,403
Total shareholders' equity	8,638	8,646
Noncontrolling interests	829	732
Total equity	9,467	9,378
Total liabilities and equity	321,464	314,983

Condensed Consolidated Income Statements

	Three Months Ended March 31,
(in millions, except per share data)	2023	2022
Revenues
Fee income	$1,888	$2,012
Premiums	25	37
Net investment income:
Net investment income excluding funds withheld assets	415	430
Net investment income on funds withheld assets	307	260
Total net investment income	722	690
Net gains (losses) on derivatives and investments:
Net gains (losses) on derivatives and investments	(2,726)	(1,566)
Net gains (losses) on funds withheld reinsurance treaties	(673)	1,028
Total net gains (losses) on derivatives and investments	(3,399)	(538)
Other income	15	20
Total revenues	(749)	2,221

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	228	300
(Gain) loss from updating future policy benefits cash flow assumptions, net	14	15
Market risk benefits (gains) losses, net	(174)	(1,907)
Interest credited on other contract holder funds, net of deferrals and amortization	285	197
Interest expense	43	20
Operating costs and other expenses, net of deferrals	616	666
Amortization of deferred acquisition costs	293	317
Total benefits and expenses	1,305	(392)
Pretax income (loss)	(2,054)	2,613
Income tax expense (benefit)	(558)	388
Net income (loss)	(1,496)	2,225
Less: Net income (loss) attributable to noncontrolling interests	1	31
Net income (loss) attributable to Jackson Financial Inc.	$(1,497)	$2,194

Earnings per share
Basic	$(18.11)	$25.41
Diluted	$(18.11)	$24.39